Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Solexa, Inc. pertaining to the Lynx Therapeutics, Inc. 1992 Stock Option Plan, the Solexa Share Option Plan for Consultants, the Solexa Unapproved Company Share Option Plan and the Solexa Limited Enterprise Management Incentive Plan of our report dated February 18, 2005 (except for Note 17, as to which the date is March 4, 2005), with respect to the consolidated financial statements of Solexa, Inc. (formerly Lynx Therapeutics, Inc.) included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
July 7, 2005